Exhibit 99.1

INVO Bioscience Announces the Closing to the Bridge Financing

BEVERLY, Mass., September 16, 2009 –INVO Bioscience, Inc. (OTC BB: IVOB), a medical device company focused on treatment options for patients diagnosed with infertility, announced that the $500,000 private placement / or equity securities financing that was outlined in the 8K filing dated July  of  2009 has been fully subscribed.   “This financing will allow INVO to bridge to long term financing in which terms are currently being negotiated as well as allow us to continue to with product launch.” said INVO Bioscience’s CEO, Kathleen Karloff.

About the INVO Procedure

The INVOcell and INVO Procedure combine a natural or mild (mild medication) stimulation infertility treatment cycle, using lower amounts of fertility hormones than used in traditional IVF (in vitro fertilization), with intra-vaginal incubation (IVC) of sperm and eggs. Following standard egg retrieval, the woman’s eggs (oocytes) are combined with sperm in the INVOcell, a small device, which is then sealed and placed in the woman’s vaginal cavity to incubate for three days. When the INVOcell is removed, the anticipated one to two developing embryos are transferred directly into the woman's uterine cavity, where implantation and continued pregnancy can take place.

The company has received European CE Mark approval for the INVOcell and, in 2008, launched the product in select countries outside the U.S. The company is also pursuing U.S. Food and Drug Administration 510(k) clearance for the INVOcell.

About INVO Bioscience

INVO Bioscience (IVOB) is a medical device company, headquartered in Beverly, Massachusetts, focused on creating simplified, lower cost treatment options for patients diagnosed with infertility. The company’s lead product, the INVOcell, is a novel medical device used in infertility treatment that enables egg fertilization and early embryo development in the woman’s vaginal cavity. The company was founded by Claude Ranoux, MD, a noted expert in the field of reproductive health, infertility and embryology. For more information, please visit www.invo-bioscience.com.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kathleen Karloff                                                                 :
INVO Bioscience, Inc.
978-878-9505
www.invobioscience.com